Exhibit 99

FOR IMMEDIATE RELEASE

April 23, 2014

THE EASTERN COMPANY REPORTS RESULTS
FOR THE FIRST QUARTER OF 2014

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the first quarter of 2014.  Sales for the quarter were $35.8 million, compared to $34.7 million for the same period in 2013, a 3% increase. Net Income for the first quarter was $1.5 million, or $0.24 per diluted share, compared to $1.0 million, or $0.16 per diluted share in the first quarter of 2013, a 50% increase.

Leonard F. Leganza, Chairman, President and CEO stated, “The Company’s sales growth of 3% in the first quarter of 2014 was a slight improvement compared to last year and is an encouraging sign for the year ahead. Most of our operating units are suppliers of product to original equipment manufacturers whose activities were slowed down during the past few years. We are well positioned to meet any future demand and growth in the many markets we serve.”

Mr. Leganza continued, “The Company was recently selected as the supplier of a lightweight honeycomb composite sleeper for a new line of Class 8 trucks to be produced in North Carolina.  The truck design is based on a vehicle used in the upcoming movie ‘Transformers: Age of Extinction’ for which our CCV Subsidiary supplied the sleeper cab.”

Mr. Leganza concluded, “To whatever degree general economic conditions might not improve, the Company will continue as in the past few years to invest in new product development and our infrastructure in anticipation of stronger future business conditions.  The focus and emphasis we have placed on cash flow during these recent years of economic uncertainties have maintained the Company in solid financial position and we continue to be confident that our current liquidity position will be sufficient and strong enough to meet our debt service requirements, replace and upgrade our capital equipment programs as needed and support our dividend policy.”

The Eastern Company is a 156-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from eleven locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Consolidated Statement of Operations (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended

	March 29, 2014	March 30, 2013
Net Sales	$ 35,849,126	$ 34,692,174

Net Income After Tax	1,502,885	1,005,248

Net Income Per Share:
Basic	$ 0.24	$ 0.16
Diluted	$ 0.24	$ 0.16

Weighted average
shares outstandings:
Basic	6,222,213	6,219,775
Diluted	6,239,149	6,236,842